EXECUTION COPY

# ENGAGEMENT AGREEMENT FOR EXECUTIVE MANAGEMENT ADVISORY SERVICES

This **AGREEMENT** made and dated as of the 12th day of July, 2017.

**BETWEEN:**

**U.S. GEOTHERMAL INC.**

(the **"Company"**)

**AND:**

**DENNIS GILLES**

(the **"Advisor"** or the **"Executive"**)

**WHEREAS:**

**A.** The Company is in the business of developing and operating geothermal power generation facilities;

**B.** Advisor previously served on the Company's Board and until July 18, 2017 as the Chief Executive Officer of the Company;

**C.** The Company properly exercised its right not to renew Advisor's April 19, 2013 employment agreement, as amended on January 1, 2017 ("Employment Agreement");

**D.** The Company is terminating Advisor's employment with the Company as Chief Executive Officer without cause as set forth in Sections 4.4 through 4.8 of the Employment Agreement, in connection with which Advisor will receive severance and other benefits as set forth therein, which will be paid and provided upon Executive's Separation from Service in a manner consistent with the provisions of Section 9.11 of the Employment Agreement and applicable law;

**E.** Advisor has extensive industry experience, experience in public company management, capital raising, project funding, and the skills desired by the Company to assist in providing executive management advisory services to the Company's new Chief Executive Officer;

**F.** The Company and Advisor (the **"Parties"**) wish to enter into an engagement agreement for Executive Management Advisory services (this "Agreement").

**NOW THEREFORE THIS AGREEMENT WITNESSETH** that in consideration of the forgoing recitals and of the mutual covenants, agreements and representations contained herein and other valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

## 1. DEFINITIONS

**1.1** Unless otherwise defined in the body of this Agreement, defined terms have the meanings ascribed to them in Schedule "A" of this Agreement.

## 2. ENGAGEMENT

**2.1** **Scope of Engagement.**

**(a)** Advisor will report to CEO, to the President, to the Chairman of the Board, or any Board committee chair as may be designated by Company from time to time during the term of the Agreement ("Company Representative")

**(b)** Advisor will perform such duties as from time to time are communicated to him by Company Representative, which duties may include, but are not limited to, (i) working with the Executive Committee of the Board in connection with its responsibilities, including but not limited to transition of Company leadership duties to any interim or new CEO of Company, (ii) working with the Special Committee of the Board related to strategic alternatives being considered for Company, including potential merger and acquisition transactions, and (iii) assisting with the procurement of a Power Purchase Agreement for the Company's Geysers project in California ("Geysers Project"), and the Company's San Emidio II project in Nevada ("San Emidio II Project").

**2.2** **Services.** During the term of this Agreement Advisor shall:

**(a)** well and faithfully serve the Company and use his best efforts to promote the best interests of the Company;

**(b)** unless prevented by ill health or injury, devote a portion of his working time and attention to the business of the Company; and

**(c)** comply in all material respects with any Company policies that may apply to Advisor from time to time.

**2.3** **Term.** The term of this Agreement shall be effective July 19, 2017 (the "Effective Date") and shall remain in full force and effect until the earlier of January 18, 2018 or until terminated in accordance with Section 4 of this Agreement or renewed by agreement of both parties.

## 3. COMPENSATION AND BENEFITS

**3.1** **Service Fee.** The Company shall pay to Advisor $10,000.00 ("Service Fee") per month for every month during which this Agreement remains in effect, payable within two (2) weeks following the end of each month, or on such other basis as mutually agreed between the Company and Advisor, provided that payment in all cases will be made before March 15th of the year following the year in which such monthly payment was earned. It is agreed that Advisor's

engagement hereunder is paid without regard for the number of hours devoted to the Company in any month, and Advisor shall have no minimum required hours of service and will be expected to provide no more than an average of one hundred hours per month of Services to the Company. Notwithstanding the foregoing, Advisor is expected to perform more than 20% of the average level of bona fide services that Advisor performed during the 36 months prior to the Advisor's termination of employment on July 18, 2017.

**3.2 Performance Bonus.**

(a) If Advisor is specifically tasked by the Company Representative to provide consulting services relating to the negotiation of a Power Purchase Agreement for the Geysers Project, Advisor shall be paid, in addition to the above Service Fee, a performance bonus in the amount of $100,000 for the satisfactory provision of such services upon the execution of the Power Purchase Agreement by both parties (the "Geysers Event"), provided the Geysers Event occurs during the term of this Agreement, or within 6 months after the expiration or termination of this Agreement other than for Cause.

(b) If Advisor is specifically tasked by the Company Representative to provide consulting services relating to the negotiation of a Power Purchase Agreement for the San Emidio II Project, Advisor shall be paid, in addition to the above Service Fee, a performance bonus in the amount of $100,000 for the satisfactory provision of such services upon the execution of the Power Purchase Agreement by both parties (the "San Emidio II Event"), provided the San Emidio II Event occurs during the term of this Agreement, or within 6 months after the expiration or termination of this Agreement other than for Cause.

(c) Payments due to Advisor pursuant to this Section 3.2 will be paid sixty days after the required conditions identified above occur.

**3.3 Stock Options.** The Parties acknowledge that Advisor shall be eligible for awards of stock options of the Company's common stock in accordance with the Company's 2009 Stock Incentive Plan at the complete discretion of the Board, provided that no stock options shall be granted for activities under section 3.2.

**3.4 Health Care Benefits.** The Parties acknowledge that Advisor will not be eligible to participate in the Company's Health Care Benefits as an employee as a consequence of his provision of Services pursuant to this Agreement, but he shall remain entitled to the payment set forth in Section 4.7 of the Employment Agreement which shall be paid in accordance with Section 9.11 of the Employment Agreement. Nothing in this Agreement is intended to abrogate Advisor's rights to COBRA continuation coverage as a former employee of the Company.

**3.5 Expenses.** Advisor shall be reimbursed by the Company for all reasonable incidental, or CEO pre-approved, expenses incurred in connection with Advisor's engagement within a reasonable time after receipt of the appropriate invoice or other documentation reasonably required by the Company related to such expenses. Expenses incurred in connection with travel to, and meetings at, the Company's Boise office in connection with the services to be provided herein will be reimbursed.

**3.6 Rights and Payments under Employment Agreement.** Nothing in this Agreement modifies Advisor's rights or the Company's obligations pursuant to Sections 2.3(d), 4 or 9.11 of the Employment Agreement. The vesting and exercisability of applicable equity awards continues to be governed by Section 4.6 of the Employment Agreement, the terms of applicable equity plans, and any grant agreements relating to same.

## 4. TERMINATION OF AGREEMENT AND ENGAGEMENT

**4.1** This Agreement and Advisor's engagement will terminate upon the earliest of:

**(a)** termination by the Company summarily and without notice for Cause, without payment in lieu of notice or additional severance payments, benefits, damages or any other sums payable pursuant to this Agreement;

**(b)** termination by either Advisor or the Company at any time and for any reason other than Cause upon 30 days' prior written notice;

**(c)** upon completion of a Change of Control (as defined in the Employment Agreement); and

**(d)** the expiration of the term of the Agreement.

**4.2** Upon termination as set forth in Section 4.1, the Company will pay Advisor (i) any monthly retainer (or portion thereof) earned by Advisor but remaining unpaid by Company at the effective date of termination and (ii) pre-approved expenses incurred by Advisor but remaining unreimbursed by Company at the effective date of termination. Any payments made under this Section 4.2, will be paid within 60 days of the date of termination.

## 5. CONFIDENTIAL INFORMATION

**5.1** Advisor acknowledges that, by reason of Advisor's engagement by the Company, Advisor will have access to Confidential Information of the Company that the Company has spent time, effort and money to develop and acquire. For the purposes of this Agreement any reference to the "Company" shall mean the Company, and such respective affiliates and subsidiaries as may exist from time to time.

**5.2** Advisor acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.

**5.3** Advisor agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by Advisor or disclosed to Advisor as a result of or in connection with Advisor's engagement with the Company. Advisor agrees that, both during his engagement with the Company and after the termination of his engagement with the Company, Advisor will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform services hereunder or as may be consented to by prior written authorization of the Company.

**5.4** The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of Advisor in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

**5.5** Advisor understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. Advisor agrees that all such information shall be Confidential Information for the purposes of this Agreement.

**5.6** Advisor agrees that documents, copies, records and other property or materials made or received by Advisor that pertain to the business and affairs of the Company, including all Confidential Information which is in Advisor's possession or under Advisor's control are the property of the Company and that Advisor will return same and any copies of same to the Company immediately upon termination of Advisor's engagement or at any time upon the request of the Company.

**5.7** Advisor agrees to comply with the Corporate Disclosure, Confidentiality and Securities Trading Policy of the Company.

## 6. RESTRICTED ACTIVITIES

**6.1** **Restriction on Competition**. Advisor covenants and agrees with the Company that Advisor will not, without the prior written consent of the Company, at any time during the term of his engagement hereunder or for a period of twelve (12) months following the termination of Advisor's engagement, for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit Advisor's name or any part thereof to be used or employed by any person managing, carrying on or engaged in a geothermal business anywhere in Oregon, Idaho, Nevada, Northern California, or the Republic of Guatemala or other jurisdiction in which the Company is carrying on active business during the term of Advisor's engagement hereunder, which is in Direct Competition with the business of the Company or its subsidiaries.

**6.2 Restriction on Solicitation.** Advisor shall not, at any time during his engagement under this Agreement or for a period of twelve (12) months after the termination of Advisor's engagement under this Agreement, for any reason, without the prior written consent of the Company, for his account or jointly with another, either directly or indirectly, for or on behalf of Advisor or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

**(a)** any person who is employed by the Company to leave such engagement; or

**(b)** any person, firm or corporation whatsoever, who is or was at any time in the last twelve (12) months of Advisor's engagement under this Agreement a customer or supplier of the Company or any affiliate or subsidiary of the Company, to cease its relationship with the Company or any affiliate or subsidiary of the Company.

**6.3 Restriction on Change of Control Activities.**

**(a)** Advisor agrees that during the term of this Agreement (the "Standstill Period") neither he nor any of his Affiliates or Associates (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended or the rules or regulations thereunder (the "Exchange Act")) under his control or direction will, and he will cause each of his Affiliates and Associates under its control not to, directly or indirectly, in any manner:

**i.** alone or with others, control, seek to control or seek representation on the Board;

**ii.** engage in any solicitation of proxies or consents or become a "participant" in a "solicitation" as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents to call a special meeting of stockholders), in each case, with respect to securities of the Company;

**iii.** seek to advise, encourage, support or influence any Person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders (unless acting at the request of the Board);

**iv.** seek or encourage any Person to submit nominations in furtherance of a "contested solicitation," or take other applicable action, for the election or removal of directors with respect to the Company;

**v.** (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving Advisor and the Company, or encourage, initiate or support any other third party in any

such related activity or (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board;

vi. form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of Advisor to join the "group" following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

vii. deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely by Advisor; or

viii. make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

**(b)** Except as expressly provided in Section 6.3(a), Advisor shall be entitled to:

i. vote its shares on any other proposal duly brought before an annual or special meeting as Advisor determines in its sole discretion; or

ii. disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefore; provided that, as applicable, all such activity is in compliance with the requirements of Section 6.3(a).

## 7. ENFORCEMENT

**7.1** Advisor acknowledges and agrees that the covenants and obligations under this Agreement, including Sections 5 and 6, are reasonable, necessary and fundamental to the protection of the Company's business interests, and Advisor acknowledges and agrees that any breach of this Agreement by Advisor would result in irreparable harm to the Company and loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages. Accordingly, Advisor agrees that, in the event Advisor violates any of the restrictions referred to this Agreement and in particular in Sections 5 or 6, the Company shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit in addition to rights the Company may have to damages arising from said breach or threat of breach.

## 8. REPRESENTATIONS AND WARRANTIES

Advisor represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understating, agreement or commitment, written or oral, express or implied, to which Advisor is currently a party or by which Advisor or Advisor's property is currently bound.

Advisor represents and warrants to the Company that Advisor is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Advisor's performance of the covenants, services and duties provided for in this Agreement. Advisor agrees to indemnify the Company and hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Advisor that, the forgoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

Advisor acknowledges and agrees that the Company has made no representations or warranties with respect to the tax consequences of any of the payments or other consideration provided by the Company to Advisor under the terms of this Agreement, and Advisor is solely responsible for Advisor's compliance with any and all laws applicable to such payments or other consideration.

The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefit or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding that relates, in whole or in part, to Advisor's engagement with the Company, are withheld or collected from Advisor.

The Company represents and warrants that it will not request, direct, or require Advisor to take any action on its behalf or for its benefit which would violate any applicable law, statute, regulation or other legal standard. In furtherance thereof, the Company will defend and indemnify Advisor and otherwise hold Advisor harmless in connection with any legal claims or causes of action asserted against him arising out of or related to Adviser's performance of services pursuant to this Agreement, to the maximum extent permitted by the Company's and its subsidiaries' and affiliates' Certificate or Articles of Incorporation, Bylaws, or other governing documents, and to the extent applicable, their directors and officers insurance policies.

## 9. GENERAL PROVISIONS

**9.1** <u>**409A**</u>. With respect to Section 9.11 of the Employment Agreement, the parties do not intend or anticipate that the level of bona fide services for the Company and its affiliates that Advisor is expected to perform is expected to decrease permanently to no more than 20% of the average level of bona fide services that Advisor performed during the 36 months prior to the Advisor's termination of employment on July 18, 2017, and therefore the parties do not intend that Advisor's service under this Agreement will constitute a Separation from Service until Advisor's services under this Agreement terminate.

**9.2 Cooperation and Assistance.** Advisor agrees that it shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

**9.3 Severability.** If any provision of this Agreement is declared unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect with such unenforceable or invalid provisions shall be severed from the remainder of this Agreement.

**9.4 Survival.** The Company and Advisor expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of Advisor's engagement hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of Advisor's engagement or the termination of this Agreement for any reason.

**9.5 Effect of Agreement.** Except as otherwise specified herein, the provisions of this Agreement constitute the entire agreement between the Parties regarding the subject matter hereof, and this Agreement supersedes and cancels all previous communications, representations and agreements, whether oral or written, between the Parties with respect to Advisor's engagement by the Company to provide the services hereunder. This Agreement does not abrogate or substantively alter Advisor's rights as set forth in the Employment Agreement (except as modified by this Agreement), the terms of any equity grants made to Advisor during his employment with the Company (except as modified by the terms of the Employment Agreement), or Advisor's rights as a participant in Company-sponsored ERISA benefit plans (as set forth in Section 3.6 of this Agreement) (collectively, "Continuing Rights"). Except for Continuing Rights, in consideration of the Company entering into this Agreement, the Advisor hereby remises, releases and forever discharges the Company from any and all claims, liability, actions or causes of actions he has or may have against the Company rising out of or related to Advisor's employment with the Company.

**9.6 Amendment.** This Agreement may not be amended or modified except by written instrument signed by the Company and Advisor.

**9.7 Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho and the federal laws of United States applicable therein, which shall be deemed to be the proper law hereof. The Parties hereby attorn to and submit to the jurisdiction of the courts of Idaho.

**9.8 Enurement.** This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

**9.9 Affiliated Corporations.** Advisor acknowledges and agrees that all of Advisor's covenants and obligations to the Company, as well as the rights of the Company under this Agreement, shall run in favor of and shall be enforceable by the parent, subsidiary and affiliated companies of the Company. Advisor acknowledges that notwithstanding references in this Agreement to affiliated companies of the Company, this Agreement is between Advisor and the Company.

**9.10 Legal Advice.** Advisor acknowledges this Agreement has been prepared by the Company and that Advisor has had sufficient time to review this Agreement thoroughly, including enough time to obtain independent legal advice concerning the interpretation and effect of this Agreement to its execution. By signing these documents, Advisor represents and warrants that its authorized representative has read and understood this Agreement and that such representative executes it on behalf of Advisor of his own free will and act.

**9.11 Multiple Counterparts and Originals.** The parties may execute this Agreement in counterparts, each of which shall be considered an original, and all of which taken together shall be considered this Agreement. Duplicates of original, executed copies of this Agreement shall have the same legal effect as signed originals.

*[signature page follows]*

**IN WITNESS WHEREOF** the Parties hereto have duly executed this agreement as of the day and year first above written.

**U.S. GEOTHERMAL INC.**

[signature]

Name: Randy J. Hill
Title: Chairman of the Compensation Committee of the Board of Directors

SIGNED, SEALED AND DELIVERED in the presence of:

[signature]
Witness

Kerry D. Hawkley
Name

2922 N Cloverdale Rd
Address
Boise, ID 83713

CFO - U.S. Geothermal Inc.
Occupation

[signature]
**DENNIS GILLES**

## SCHEDULE "A"

## DEFINITIONS

The following terms shall have the following definitions:

(a) **"Advisor"** means Dennis Gilles. Notwithstanding the foregoing, for purposes of Sections 5, 6, 7, 8 and 9 of this Agreement, any reference to the "Advisor" shall mean Dennis Gilles in his individual capacity.

(b) **"Affiliate"** of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c) **"Board"** means the Board of Directors of the Company;

(d) **"Cause"** has the meaning commonly ascribed to the phrase "cause" or "just cause for termination" at common law and, without limiting the foregoing, includes any of the following acts or omissions by Advisor:

(i) willful misconduct in the performance of Advisor's duties which is materially injurious to Company;

(ii) refusal, without proper reason, to perform his duties after being provided notice within sixty days of any alleged refusal and an opportunity to cure same;

(iii) committing an act of fraud, embezzlement, or willful breach of a fiduciary duty to Company, or a material breach of this Agreement (including the unauthorized disclosure of confidential or proprietary material information of Company or other violations of Sections 5 or 6);

(iv) being convicted of (or pleading no contest to) a crime involving fraud, dishonesty, or moral turpitude or any felony; or

(v) being convicted of (or pleading no contest to) any violation of U.S. or foreign securities laws or entering into a cease and desist order with the Securities and Exchange Commission alleging violation of U.S. or foreign securities laws.

No act, or failure to act, on Advisor's part shall be considered "willful" unless done, or omitted to be done, by him other than in good faith and without reasonable belief that his action or omission was in the best interest of Company.

(e) **"Code"** means the Internal Revenue Code of 1986, as amended.

(f) **"Confidential Information"** means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including the Advisor) or received by the Company from an outside source which is maintained in confidence by the Company or any of its employees, contractors or customers including, without limitation:

(i) any ideas, drawings, maps, improvements, know-how, research, geological records, drill logs, inventions, innovations, products, services, sales, scientific or other formulae, core samples, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or that result from its marketing, research and/or development activities;

(ii) any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(iii) any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal, or any information relating to any geothermal projects in which the Company has an actual or potential interest;

(iv) financial information, including the Company's costs, financing or debt arrangements, income, profits, salaries or wages; and

(v) any information relating to the present or proposed business of the Company.

(g) **"Direct Competition"** means the ownership, development, or advising regarding the same property or property immediately adjacent to one owned by the Company or one of its subsidiaries or affiliates.

(h) **"Health Care Benefits"** means U.S. Geothermal Inc.'s existing employee health and dental benefit plans as modified from time to time.

(i) **"Person"** means an individual, partnership, association, company, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government.

(j) **"Separation from Service"** shall have the meaning set forth under Code Section 409A.

(k) **"Stock"** means the Company's common stock, which is, as of the Effective Date of this Agreement, publicly traded on the NYSE MKT.

(l) **"Stock Option"** means an option to purchase shares of Company Stock granted pursuant **to the Company's Stock Option Plan or another plan approved by the Company's Board of** Directors, subject to the terms of such grant and this Agreement. Any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code shall be an incentive stock option; any option not qualifying as an incentive stock option shall be a non-qualified stock option.

(m) **"Stock Option Plan"** means the 2009 Stock Incentive Plan for U.S. Geothermal Inc. as amended from time to time, or another plan adopted and approved by the Company's Board of Directors.